Exhibit 3.1
ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NR.S 78.385 AND 78.390)	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20140657714-57 __ Filing Date and Time 09/11/2014 9:59AM Entity Number E0882072007-4

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
1. Name of corporation:
NATIONAL AUTOMATION SERVICES, INC

2. The articles have been amended as follows: (provide article numbers, if available)
Article. 3 is hereby deleted in its entirety end replaced as follows:
Article 3: The total number of capital stock authorized that may be issued by the Corporation is eighty five million (85,000,000) shares, of which seventy five million (75,000,000) shares are Common Stock, with a par value of $0.001 per share, and ten million (10,000,000) shares are Preferred stock, with a par value of $0.001, the designations, rights and preferences of which may be determined by the Board of Directors. Said shares may be issued by the Corporation from time to time for such consideration as may be fixed by the Board of Directors. On September 5, 2014, the Corporation effected a 200:1 reverse stock split of the Corporation’s issued and outstanding Common Stock. Fractional shares will be rounded up

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required In the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 54.1%

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature (required)

* If any proposed amendment would alter or change any preference of any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 11-27-13